Exhibit 99.1

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. REPORTS

RESULTS FOR 2019 THIRD QUARTER

San Antonio, TX, November 6, 2019 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (“the Company”) today reported financial results for the quarter ended September 30, 2019.

“In our first full quarter as an independent company, we continue to successfully execute on our strategic plan. Our largest business segment delivered strong growth, and we strengthened our capital structure and cash flow generation,” said William Eccleshare, Worldwide Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. “Specifically, our Americas revenue grew more than 8% year-over-year in the third quarter, including double-digit growth in digital revenue. We continue to benefit from our technological transformation, most particularly the development of our proprietary CCO RADAR tools, and the positive audience trends for the outdoor medium.

“Globally, we are raising the bar in our industry by demonstrating the power and influence of our medium. We recently announced the first airport in the U.S. showcasing all-digital advertising displays in San Jose, California. In the U.K., our Adshel Live network now reaches approximately 38% of the population weekly and is the country’s largest individual digital out-of-home network.

“We remain on track to achieve the financial guidance and outlook we provided in August. As a result of our recent capital market activities, Clear Channel Outdoor is benefiting from an improved balance sheet and reduced cash interest payments. We are investing our available free cash flow in attractive new assets that we see generating significant returns on capital for our business. This investment represents a majority of our capital expenditure guidance for 2019. We are optimistic and believe that our strengthened financial position, combined with expected growth in free cash flow, will provide us with greater flexibility to reduce leverage and drive shareholder value.”

Key Financial Highlights

The Company’s key financial highlights for the third quarter of 2019, as compared to the same period of 2018, include:

•	Consolidated revenue decreased 1.6%. After adjusting for the impact from movements in foreign exchange rates, consolidated revenue increased 0.6%.

•	Americas revenue increased $24.8 million, or 8.2%.

•	International revenue decreased $35.1 million, or 9.7%. After adjusting for a $14.4 million impact from movements in foreign exchange rates, International revenue decreased $20.7 million, or 5.8%.

•	Operating income decreased $3.5 million to $47.7 million.

•	OIBDAN decreased 5.8%. Excluding the impact from movements in foreign exchange rates, OIBDAN decreased 5.3%.

Additionally, during the third quarter of 2019:

•

The Company issued 100 million shares of common stock in a public offering and used the net proceeds to redeem approximately $333.5 million aggregate principal amount of 9.25% Senior Subordinated Notes due 2024 (which ceased to be subordinated indebtedness following the refinancing transactions as described below) (the “New CCWH Senior Notes”).

•

The Company refinanced its outstanding $2,725.0 million aggregate principal amount of 6.5% Series A and Series B Senior Notes due 2022 (the “CCWH Senior Notes”) and $375.0 million aggregate principal amount of 8.75% Senior Notes due 2020 (the “CCIBV Senior Notes”) with the issuance of $1,250.0 million aggregate principal amount of new 5.125% Senior Secured Notes due 2027 (the “New CCOH Senior Secured Notes”) and a $2,000.0 million seven-year term loan facility (the “New Term Loan Facility”).

•

The Company entered into a $175.0 million revolving credit facility (the “New Revolving Credit Facility”) and replaced its existing receivables-based credit facility with a new $125.0 million receivables-based credit facility (the “New Receivables-Based Credit Facility”).

Refer to the “Liquidity and Financial Position” section of this press release for more details.

Key Non-Financial Highlights

The Company’s key third quarter non-financial highlights include:

Americas:

•	Adding 18 new digital billboards in the United States, for a total of more than 1,600 digital displays, including more than 1,300 digital billboards, in our Americas business as of September 30, 2019.

•

Transforming the San Jose International Airport into the first all-digital and most advanced airport advertising and sponsorship program in the U.S., integrated with CCO RADAR, our suite of audience planning, amplification and measurement solutions.

•

Completing the transformation and launch of over 1,300 new visually striking, printed out-of-home displays across the small, mid and large U.S. market footprint. Premiere panels bring nearly bulletin-sized media down-to-earth for even greater pedestrian and road travel visibility. These newly repositioned, vinyl-wrapped posters are available in highly-trafficked urban, upscale and nightlife areas and are fully supported by our RADAR suite of products.

•

Partnering with a major movie studio to develop a unique campaign for a blockbuster movie. The campaign expands the footprint of print displays beyond the key Los Angeles and New York markets with 161 bulletins in 16 markets benefiting from the creative flexibility and impact that out-of-home can deliver.

•

Continuing to build out our real-time digital capabilities, including the first weather-triggered programmatic ad campaign in Times Square, airports and across our roadside inventory. This enables advertisers to reach consumers with relevant products in an audience-centric and contextually-relevant way depending on weather conditions.

•	Launching a new capability through our RADAR platform which advances our ability to measure and attribute mobile app download activity and consumer actions relative to our ad campaigns.

International:

•	Adding 1,004 new digital displays in our International markets, for a total of more than 15,000 digital displays in our International business at September 30, 2019.

•

Close to completing the roll-out of more than 1,600 street furniture units in Paris, with advertising campaigns for Éric Bompard, Chanel, Netflix, Uber, Coca-Cola and Calvin Klein in place for the fourth quarter.

•

Winning a six-year contract for the subway in Toulouse, one of France’s largest metropolitan areas, which will increase the number of digital screens from 30 to 95 and reduce print screens from 415 to 332.

•

Renewing the Helsinki Airport contract for another 8.5 years with plans to upgrade the airport’s existing inventory and increase the digital out-of-home presence significantly, with the ambition to have digital represent 85% of total displays within the duration of the contract.

•

Installing the 2,000th Adshel Live digital screen in the U.K., which firmly cements the position of Clear Channel’s Adshel Live network as the country’s largest individual digital out-of-home network, reaching approximately 38% of the population weekly.

•

Continuing our digital expansion efforts to reach 1,000 digital screens across Sweden’s biggest cities of Stockholm, Malmö, Gothenburg and Solna. Clear Channel Sweden is the only out-of-home provider to offer advertisers digital street furniture solutions in the cities of Stockholm, Malmö and Gothenburg.

•	Receiving the “Best Poster Provider” award at the Swiss media industry awards, which was voted on by the country’s 750 top advertisers, media agencies and creatives.

Guidance and Outlook

•	The Company anticipates revenue and OIBDAN growth in the Americas to be in the mid-to-high single digits for the second half of 2019.

•	Internationally, excluding China and any foreign currency impact, the Company expects low single digit growth in both revenue and OIBDAN for the second half of 2019.

•

The Company is unable to discuss the expected performance of Clear Media Limited, its consolidated Chinese investment, because Clear Media Limited is a publicly traded company listed on the Hong Kong Stock Exchange.

•	The Company expects its consolidated capital expenditures to be in the $225 million to $235 million range for the full year of 2019.

•	The Company intends to provide full-year guidance for 2020 in its earnings release for the fourth quarter of 2019.

GAAP Measures by Segment

(In thousands)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2019	2018		2019	2018
Revenue:
Americas	$328,250	$303,421	8.2%	$928,114	$859,190	8.0%
International	325,197	360,318	(9.7)%	1,010,464	1,114,927	(9.4)%

Consolidated Revenue	$653,447	$663,739	(1.6)%	$1,938,578	$1,974,117	(1.8)%

Direct operating and SG&A expenses[1]:
Americas	$192,465	$180,488	6.6%	$566,076	$532,448	6.3%
International	294,853	309,990	(4.9)%	889,785	944,952	(5.8)%

Consolidated Direct operating and SG&A expenses[2]	$487,318	$490,478	(0.6)%	$1,455,861	$1,477,400	(1.5)%

Operating income (loss)[2]:
Americas	$98,132	$83,150	18.0%	$240,331	$199,332	20.6%
International	(4,029)	13,701	(129.4)%	17,913	56,100	(68.1)%
Corporate	(41,735)	(38,724)	(7.8)%	(112,059)	(114,039)	1.7%
Impairment charges	(5,300)	(7,772)	31.8%	(5,300)	(7,772)	31.8%
Other operating income (expense), net	620	825		(1,632)	1,700

Consolidated Operating income	$47,688	$51,180	(6.8)%	$139,253	$135,321	2.9%

1.

Direct operating and SG&A expenses as included throughout this earnings release refers to the sum of direct operating expenses (excluding depreciation and amortization) and selling, general and administrative expenses (excluding depreciation and amortization).

2.

Americas and International operating income (loss) is calculated as revenue less: (a) direct operating and SG&A expenses and (b) depreciation and amortization. Corporate is calculated as the sum of corporate expenses, including non-cash compensation expenses, and corporate depreciation and amortization. Refer to the reconciliation of OIBDAN to operating income (loss) at the end of this press release for the depreciation and amortization amounts for each period.

Non-GAAP Measures by Segment1 (see preceding table for comparable GAAP measures)

(In thousands)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2019	2018		2019	2018
Revenue excluding movements in foreign exchange[2]:
Americas	$328,249	$303,421	8.2%	$928,112	$859,190	8.0%
International	339,596	360,318	(5.8)%	1,071,228	1,114,927	(3.9)%

Consolidated Revenue excluding movements in foreign exchange[2]	$667,845	$663,739	0.6%	$1,999,340	$1,974,117	1.3%

Direct operating and SG&A expenses excluding movements in foreign exchange[2]:
Americas	$192,464	$180,488	6.6%	$566,075	$532,448	6.3%
International	307,874	309,990	(0.7)%	943,933	944,952	(0.1)%

Consolidated Direct operating and SG&A expenses excluding movements in foreign exchange[2]	$500,338	$490,478	2.0%	$1,510,008	$1,477,400	2.2%

OIBDAN[3]:
Americas	$135,785	$122,933	10.5%	$362,038	$326,742	10.8%
International	30,344	50,328	(39.7)%	120,679	169,975	(29.0)%
Corporate	(35,514)	(34,597)	(2.7)%	(92,640)	(104,335)	11.2%

Consolidated OIBDAN[3]	$130,615	$138,664	(5.8)%	$390,077	$392,382	(0.6)%

OIBDAN excluding movements in foreign exchange[2]:
Americas	$135,785	$122,933	10.5%	$362,037	$326,742	10.8%
International	31,722	50,328	(37.0)%	127,295	169,975	(25.1)%
Corporate	(36,222)	(34,597)	(4.7)%	(94,869)	(104,335)	9.1%

Consolidated OIBDAN excluding movements in foreign exchange[2]	$131,285	$138,664	(5.3)%	$394,463	$392,382	0.5%

[1]

See the end of this press release for reconciliations of (i) revenue excluding effects of foreign exchange rates to revenue, by segment and consolidated; (ii) direct operating and SG&A expenses excluding effects of foreign exchange rates to direct operating and SG&A expenses, by segment and consolidated; (iii) corporate expenses excluding non-cash compensation expenses and effects of foreign exchange rates to corporate expenses; and (iv) OIBDAN excluding effects of foreign exchange rates and OIBDAN to operating income (loss), by segment and consolidated.

[2]

Revenue excluding effects of foreign exchange rates, direct operating and SG&A expenses excluding effects of foreign exchange rates, and OIBDAN excluding effects of foreign exchange rates are calculated by converting the current period’s amounts in local currency to U.S. dollars using average foreign exchange rates for the comparable prior period.

[3]	See the definition of OIBDAN under the Supplemental Disclosure section in this press release.

Third Quarter 2019 Results

Consolidated

Consolidated revenue decreased $10.3 million, or 1.6%, during the third quarter of 2019 compared to the same period of 2018. After adjusting for a $14.4 million impact from movements in foreign exchange rates, consolidated revenue increased $4.1 million, or 0.6%.

Consolidated direct operating and SG&A expenses decreased $3.2 million, or 0.6%, during the third quarter of 2019 compared to the same period of 2018. After adjusting for a $13.0 million impact from movements in foreign exchange rates, consolidated direct operating and SG&A expenses increased $9.8 million, or 2.0%.

Consolidated operating income decreased $3.5 million to $47.7 million during the third quarter of 2019 compared to the same period of 2018, and the Company’s OIBDAN decreased 5.8% to $130.6 million over the same period. After adjusting for movements in foreign exchange rates, the Company’s OIBDAN decreased 5.3%.

Americas

Americas revenue increased $24.8 million, or 8.2%, during the third quarter of 2019 compared to the same period of 2018. The largest driver was an increase in digital revenue from billboards and street furniture, which was driven by a combination of organic growth and the deployment of new digital displays. Increases in revenue from print billboards, transit displays and wallscapes also contributed to the growth in revenue. Americas digital revenue was $104.4 million during the third quarter of 2019, including $79.5 million from billboards and street furniture, as compared to $88.8 million during the third quarter of 2018, including $66.6 million from billboards and street furniture. Revenue generated from national sales comprised 40% of total revenue for each of the three months ended September 30, 2019 and 2018, while the remainder of revenue was generated from local sales.

Americas direct operating and SG&A expenses increased $12.0 million, or 6.6%, during the third quarter of 2019 compared to the same period of 2018, primarily due to higher site lease expenses, including variable site lease expense related to higher revenue, and higher employee compensation expense, including variable incentive compensation.

Americas operating income increased 18.0% to $98.1 million during the third quarter of 2019 compared to the same period of 2018, and Americas OIBDAN increased $12.9 million, or 10.5%, over the same period.

International

International revenue decreased $35.1 million, or 9.7%, during the third quarter of 2019 compared to the same period of 2018. After adjusting for a $14.4 million impact from movements in foreign exchange rates, International revenue decreased $20.7 million, or 5.8%, primarily due to a $21.7 million decrease in China revenues due to weakening economic conditions. Clear Media Limited, our Chinese subsidiary, remains cautious about the operating environment in 2019 as uncertainty continues in China’s overall economy. Non-renewal of contracts in certain countries, including Italy and Spain, also contributed to the decrease in revenue. These decreases were partially offset by increases in revenue from digital display expansion in various markets, particularly in the United Kingdom. International digital revenue was $88.1 million and $78.7 million for the three months ended September 30, 2019 and 2018, respectively. Excluding the $4.3 million impact from movements in foreign exchange rates, total digital revenue increased $13.7 million during the three months ended September 30, 2019 compared to the same period of 2018.

International direct operating and SG&A expenses decreased $15.1 million, or 4.9%, during the third quarter of 2019 compared to the same period of 2018. After adjusting for a $13.0 million impact from movements in foreign exchange rates, International direct operating and SG&A expenses decreased $2.1 million, or 0.7%. The decrease was primarily due to decreased SG&A costs in Spain and lower site lease expenses in Italy and Spain due to non-renewal of contracts, partially offset by higher site lease expenses in countries experiencing revenue growth.

International operating income (loss) decreased $17.7 million, from operating income of $13.7 million during the third quarter of 2018 to operating loss of $4.0 million during the third quarter of 2019, and International OIBDAN decreased $20.0 million, or 39.7%, over the same period. After adjusting for a $1.4 million impact from movements in foreign exchange rates, International OIBDAN decreased $18.6 million, or 37.0%.

Liquidity and Financial Position

As of September 30, 2019, the Company had $341.8 million of cash on its balance sheet, including $130.4 million of cash held outside the U.S. by the Company’s subsidiaries. For the nine months ended September 30, 2019, net cash provided by operating activities was $69.3 million, net cash used for investing activities was $134.3 million, net cash provided by financing activities was $225.8 million, and there was a $5.2 million decrease in cash that resulted from movements in foreign exchange rates. The net increase in cash, cash equivalents and restricted cash from December 31, 2018 was $155.6 million. Capital expenditures for the nine months ended September 30, 2019 were $139.7 million compared to $110.1 million for the same period in 2018.

During the third quarter of 2019, the Company completed several capital market transactions, resulting in a decrease in future cash interest payments and extended debt maturities.

•

On July 30, 2019, the Company issued 100 million shares of common stock in a public offering and, on August 22, 2019, used the net proceeds therefrom to redeem approximately $333.5 million aggregate principal amount of the 9.25% New CCWH Senior Notes. The 9.25% New CCWH Senior Notes are scheduled to mature in February 2024.

•

On August 23, 2019, the Company refinanced all of its outstanding $2,725.0 million aggregate principal amount of 6.5% CCWH Senior Notes, which were scheduled to mature in November 2022, and all of its outstanding $375.0 million aggregate principal amount of 8.75% CCIBV Senior Notes, which were scheduled to mature in December 2020, with $1,250.0 million aggregate principal amount of 5.125% New CCOH Senior Secured Notes, which are scheduled to mature in August 2027, and a $2,000.0 million New Term Loan Facility, which amortizes in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of such term loan, or $20.0 million beginning December 31, 2019, with the balance being payable in August 2026.

•

Also on August 23, 2019, the Company entered into a $175.0 million New Revolving Credit Facility and replaced its existing receivables-based credit facility with a $125.0 million New Receivables-Based Credit Facility, rolling over all outstanding letters of credit. Both credit facilities are scheduled to mature in August 2024.

During the nine months ended September 30, 2019, the Company spent $293.4 million of cash on interest on its debt, excluding cash paid for dividends on mandatorily-redeemable preferred stock. After giving effect to the capital market transactions as previously described, the Company anticipates having approximately $28.4 million of cash interest payment obligations in the fourth quarter of 2019 and $354.3 million in 2020.

As of September 30, 2019, the Company’s total debt was $5,087.1 million. Additionally, the Company had $62.3 million of letters of credit outstanding and $62.7 million of excess availability under the New Receivables-Based Credit Facility, and the New Revolving Credit Facility was undrawn. Access to availability under the Company’s credit facilities is limited by the covenants relating to incurrence of secured indebtedness in the New CCWH Senior Notes Indenture.

On September 30, 2019, the Company paid a cash dividend on its mandatorily-redeemable Preferred Stock of $1.5 million. The Preferred Stock will be subject to mandatory redemption for an amount equal to the liquidation preference on May 1, 2029, unless waived by the holders, but the Company may redeem the Preferred Stock at its option before this date. As of September 30, 2019, the liquidation preference of the Preferred Stock was approximately $46.1 million.

Conference Call

The Company will host a conference call to discuss results on November 6, 2019 at 8:30 a.m. Eastern Time. The conference call number is 877-665-6356 (U.S. callers) and 270-215-9897 (International callers), and the access code for both is 1568058. A live audio webcast of the conference call will also be available on the events section of the Clear Channel Outdoor Holdings, Inc. website (investor.clearchannel.com). After the live conference call, a replay of the webcast will be available for a period of 30 days on the events section of the Clear Channel Outdoor Holdings, Inc. website (investor.clearchannel.com).

TABLE 1—Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries

The comparison of the Company’s historical results of operations for the three and nine months ended September 30, 2019 to the three and nine months ended September 30, 2018 is as follows:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$653,447	$663,739	$1,938,578	$1,974,117
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	358,156	361,681	1,069,012	1,095,906
Selling, general and administrative expenses (excludes depreciation and amortization)	129,162	128,797	386,849	381,494
Corporate expenses (excludes depreciation and amortization)	37,535	37,729	105,056	111,092
Depreciation and amortization	76,226	77,405	231,476	244,232
Impairment charges	5,300	7,772	5,300	7,772
Other operating income (expense), net	620	825	(1,632)	1,700

Operating income	47,688	51,180	139,253	135,321
Interest expense, net	106,776	96,795	329,610	290,836
Loss on extinguishment of debt	(96,271)	—	(101,745)	—
Loss on Due from iHeartCommunications	—	—	(5,778)	—
Other expense, net	(26,874)	(5,885)	(36,642)	(21,646)

Loss before income taxes	(182,233)	(51,500)	(334,522)	(177,161)
Income tax expense	(30,136)	(6,896)	(58,806)	(57,016)

Consolidated net loss	(212,369)	(58,396)	(393,328)	(234,177)
Less amount attributable to noncontrolling interest	2,929	6,692	(2,924)	9,716

Net loss attributable to the Company	$(215,298)	$(65,088)	$(390,404)	$(243,893)

For the three months ended September 30, 2019 compared to the same period of 2018, foreign exchange rate movements decreased the Company’s revenue, direct operating expenses, and SG&A expenses by $14.4 million, $9.8 million, and $3.2 million, respectively. For the nine months ended September 30, 2019 compared to the same period of 2018, foreign exchange rate movements decreased the Company’s revenue, direct operating expenses, and SG&A expenses by $60.8 million, $40.6 million, and $13.6 million, respectively.

TABLE 2—Selected Balance Sheet Information

Selected balance sheet information for September 30, 2019 and December 31, 2018 is as follows:

(In thousands)	September 30, 2019	December 31, 2018
Cash and cash equivalents	$341,808	$182,456
Total current assets	1,094,878	1,015,800
Net property, plant and equipment	1,184,812	1,288,938
Total assets	6,267,142	4,522,028
Current liabilities (excluding current portion of long-term debt)	1,085,250	729,589
Long-term debt (including current portion of long-term debt)	5,087,097	5,277,335
Mandatorily-redeemable preferred stock	44,897	—
Stockholders’ deficit	(2,100,221)	(2,101,652)

TABLE 3—Total Debt

At September 30, 2019 and December 31, 2018, the Company had total net debt of:

(In thousands)	September 30, 2019	December 31, 2018
Debt:
Term Loan Facility	$2,000,000	$—
Revolving Credit Facility	—	—
Receivables-Based Credit Facility	—	—
Clear Channel Outdoor Holdings 5.125% Senior Secured Notes Due 2027	1,250,000	—
Clear Channel Worldwide Holdings 9.25% Senior Notes Due 2024	1,901,525	—
Clear Channel Worldwide Holdings 6.5% Senior Notes Due 2022	—	2,725,000
Clear Channel Worldwide Holdings 7.625% Senior Subordinated Notes Due 2020	—	2,200,000
Clear Channel International B.V. 8.75% Senior Notes Due 2020	—	375,000
Other debt	3,940	3,882
Original issue discount	(9,868)	(739)
Long-term debt fees	(58,500)	(25,808)

Total debt	5,087,097	5,277,335
Mandatorily-redeemable preferred stock	44,897	—
Less: Cash and cash equivalents	(341,808)	(182,456)

Net debt	$4,790,186	$5,094,879

The current portion of long-term debt was $20.3 million and $0.2 million as of September 30, 2019 and December 31, 2018, respectively.

Supplemental Disclosure Regarding Non-GAAP Financial Information

A significant portion of the Company’s advertising operations is conducted in foreign markets, principally Europe (including the U.K.) and China, and management reviews the results from its foreign operations on a constant dollar basis. The Company presents the non-GAAP financial measures of revenue excluding the effects of foreign exchange rates (including International digital revenue excluding the effects of foreign exchange rates), direct operating and SG&A expenses excluding the effects of foreign exchange rates, and OIBDAN (as defined below) excluding the effects of foreign exchange rates because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period-to-period comparisons of business performance and provides useful information to investors. These non-GAAP financial measures, which exclude the effects of foreign exchange rates, are calculated by converting the current period’s amounts in local currency to U.S. dollars using average foreign exchange rates for the comparable prior period. The Company also presents corporate expenses excluding the effects of non-cash compensation expenses because OIBDAN excludes non-cash compensation expenses. Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance.

The Company uses OIBDAN, among other measures, to evaluate its operating performance. The Company defines OIBDAN as consolidated operating income adjusted to exclude non-cash compensation expenses included within corporate expenses, as well as the following line items presented in the Company’s Statement of Comprehensive Loss: depreciation and amortization, impairment charges, and other operating income (expense), net. OIBDAN is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. The Company believes this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded.

As required by the SEC rules, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) revenue excluding effects of foreign exchange rates to revenue, by segment and consolidated; (ii) direct operating and SG&A expenses excluding effects of foreign exchange rates to direct operating and SG&A expenses, by segment and consolidated; (iii) corporate expenses excluding non-cash compensation expenses and effects of foreign exchange rates to corporate expenses; and (iv) OIBDAN excluding effects of foreign exchange rates and OIBDAN to operating income (loss), by segment and consolidated.

Reconciliation of Revenue excluding effects of foreign exchange rates to Revenue

(In thousands)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2019	2018		2019	2018
Consolidated Revenue	$653,447	$663,739	(1.6)%	$1,938,578	1,974,117	(1.8)%
Excluding: Effects of foreign exchange	14,398	—		60,762	—

Consolidated Revenue excluding effects of foreign exchange	$667,845	$663,739	0.6%	$1,999,340	$1,974,117	1.3%

Americas Revenue	$328,250	$303,421	8.2%	$928,114	$859,190	8.0%
Excluding: Effects of foreign exchange	(1)	—		(2)	—

Americas Revenue excluding effects of foreign exchange	$328,249	$303,421	8.2%	$928,112	$859,190	8.0%

International Revenue	$325,197	$360,318	(9.7)%	$1,010,464	$1,114,927	(9.4)%
Excluding: Effects of foreign exchange	14,399	—		60,764	—

International Revenue excluding effects of foreign exchange	$339,596	$360,318	(5.8)%	$1,071,228	$1,114,927	(3.9)%

International Digital Revenue	$88,068	$78,716	11.9%	$250,581	$236,709	5.9%
Excluding: Effects of foreign exchange	4,331	—		15,055	—

International Digital Revenue excluding effects of foreign exchange	$92,399	$78,716	17.4%	$265,636	$236,709	12.2%

Reconciliation of Direct operating and SG&A expenses excluding effects of foreign exchange rates to Direct operating and SG&A expenses

(In thousands)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2019	2018		2019	2018
Consolidated Direct operating and SG&A expenses	$487,318	$490,478	(0.6)%	$1,455,861	$1,477,400	(1.5)%
Excluding: Effects of foreign exchange	13,020	—		54,147	—

Consolidated Direct operating and SG&A expenses excluding effects of foreign exchange	$500,338	$490,478	2.0%	$1,510,008	$1,477,400	2.2%

Americas Direct operating and SG&A expenses	$192,465	$180,488	6.6%	$566,076	$532,448	6.3%
Excluding: Effects of foreign exchange	(1)	—		(1)	—

Americas Direct operating and SG&A expenses excluding effects of foreign exchange	$192,464	$180,488	6.6%	$566,075	$532,448	6.3%

International Direct operating and SG&A expenses	$294,853	$309,990	(4.9)%	$889,785	$944,952	(5.8)%
Excluding: Effects of foreign exchange	13,021	—		54,148	—

International Direct operating and SG&A expenses excluding effects of foreign exchange	$307,874	$309,990	(0.7)%	$943,933	$944,952	(0.1)%

Reconciliation of Corporate expenses excluding non-cash compensation expenses and effects of foreign exchange rates to Corporate expenses

(In thousands)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2019	2018		2019	2018
Corporate expenses	$37,535	$37,729	(0.5)%	$105,056	$111,092	(5.4)%
Excluding: Non-cash compensation expenses	(2,021)	(3,132)		(12,416)	(6,757)

Corporate expenses excluding non-cash compensation expenses	$35,514	$34,597	2.7%	$92,640	$104,335	(11.2)%
Excluding: Effects of foreign exchange	708	—		2,229	—

Corporate expenses excluding non-cash compensation expense and effects of foreign exchange	$36,222	$34,597	4.7%	$94,869	$104,335	(9.1)%

Reconciliation of OIBDAN excluding effects of foreign exchange rates and OIBDAN for each segment to Consolidated and Segment Operating income (loss)

(In thousands)	OIBDAN excluding effects of foreign exchange	Foreign exchange effects	OIBDAN (subtotal)	Non-cash compensation expenses	Depreciation and amortization	Impairment charges	Other operating (income) expense, net	Operating income (loss)
Three Months Ended September 30, 2019
Americas	$135,785	$—	$135,785	$—	$37,653	$—	$—	$98,132
International	31,722	(1,378)	30,344	—	34,373	—	—	(4,029)
Corporate	(36,222)	708	(35,514)	2,021	4,200	—	—	(41,735)
Impairment charges	—	—	—	—	—	5,300	—	(5,300)
Other operating income, net	—	—	—	—	—	—	(620)	620

Consolidated	$131,285	$(670)	$130,615	$2,021	$76,226	$5,300	$(620)	$47,688

Three Months Ended September 30, 2018
Americas	$122,933	$—	$122,933	$—	$39,783	$—	$—	$83,150
International	50,328	—	50,328	—	36,627	—	—	13,701
Corporate	(34,597)	—	(34,597)	3,132	995	—	—	(38,724)
Impairment charges	—	—	—	—	—	7,772	—	(7,772)
Other operating income, net	—	—	—	—	—	—	(825)	825

Consolidated	$138,664	$—	$138,664	$3,132	$77,405	$7,772	$(825)	$51,180

(In thousands)	OIBDAN excluding effects of foreign exchange	Foreign exchange effects	OIBDAN (subtotal)	Non-cash compensation expenses	Depreciation and amortization	Impairment charges	Other operating (income) expense, net	Operating income (loss)
Nine Months Ended September 30, 2019
Americas	$362,037	$1	$362,038	$—	$121,707	$—	$—	$240,331
International	127,295	(6,616)	120,679	—	102,766	—	—	17,913
Corporate	(94,869)	2,229	(92,640)	12,416	7,003	—	—	(112,059)
Impairment charges	—	—	—	—	—	5,300	—	(5,300)
Other operating expense, net	—	—	—	—	—	—	1,632	(1,632)

Consolidated	$394,463	$(4,386)	$390,077	$12,416	$231,476	$5,300	$1,632	$139,253

Nine Months Ended September 30, 2018
Americas	$326,742	$—	$326,742	$—	$127,410	$—	$—	$199,332
International	169,975	—	169,975	—	113,875	—	—	56,100
Corporate	(104,335)	—	(104,335)	6,757	2,947	—	—	(114,039)
Impairment charges	—	—	—	—	—	7,772	—	(7,772)
Other operating income, net	—	—	—	—	—	—	(1,700)	1,700

Consolidated	$392,382	$—	$392,382	$6,757	$244,232	$7,772	$(1,700)	$135,321

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with a diverse portfolio of approximately 450,000 print and digital displays in 31 countries across Asia, Europe, Latin America and North America, reaching millions of people monthly. A growing digital platform includes more than 15,000 digital displays in international markets and more than 1,600 digital displays, including more than 1,300 digital billboards, in the U.S.

Comprised of two business divisions – Clear Channel International (CCI), covering markets in Asia, Europe and Latin America, and Clear Channel Outdoor Americas (CCOA), the U.S. and Caribbean business division – CCO employs approximately 6,300 people globally. More information is available at investor.clearchannel.com, clearchannelinternational.com and clearchanneloutdoor.com.

For further information, please contact:

Investors

Eileen McLaughlin

Vice President - Investor Relations

(646) 355-2399

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about our guidance and outlook, our business plans, strategies and initiatives and our expectations about certain markets, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: weak or uncertain global economic conditions; our ability to service our debt obligations and to fund our operations and capital expenditures; industry conditions, including competition; our dependence on our management team and other key individuals; our ability to obtain key municipal concessions for our street furniture and transit products; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; other general economic and political conditions in the United States and in other countries in which we currently do business; changes in labor conditions and management; the impact of future dispositions, acquisitions and other strategic transactions; legislative or regulatory requirements; regulations and consumer concerns regarding privacy and data protection; a breach of our information security measures; increases in tax rates or changes in tax laws or regulations; restrictions on outdoor advertising of certain products; capital expenditure requirements; fluctuations in exchange rates and currency values; risks of doing business in foreign countries; new or increased tariffs or unfavorable changes in trade policy; the risk that we may be more susceptible to adverse events following the Separation; the risk that we may be unable to replace the services iHeartCommunications provided us in a timely manner or on comparable terms; the risk that the Separation may result in unfavorable tax consequences for us and impair our ability to utilize our federal income tax net operating loss carryforwards in future years; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; the ability of our subsidiaries to dividend or distribute funds to us in order for us to repay our debts; the restrictions contained in the agreements governing our indebtedness and our Preferred Stock limiting our flexibility in operating our business; and the effect of analyst or credit ratings downgrades. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the section entitled “Item 1A. Risk Factors” of the Company’s reports filed with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated and supplemented by the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.